Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on January 28, 2011

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRSTCITY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0243729 (IRS Employer Identification No.)
6400 Imperial Drive Waco, Texas 76712 (254) 761-2800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
James T. Sartain
President and Chief Executive Officer
6400 Imperial Drive
Waco, Texas 76712
(254) 761-2800
(Name and address, including zip code, and telephone
number, including area code, of agent for service)

copy to:

Brian D. Barnard
Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $.01 per share	—	—

Preferred Stock, par value $.01 per share	—	—

Total	$100,000,000	$11,610

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, distributions and dividends, if any. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $100,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)
There is being registered hereunder such indeterminate number or amount of shares of common stock and shares of preferred stock as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise, or settlement of any securities registered hereunder, including any applicable antidilution provisions.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 28, 2011

$100,000,000

Common Stock
Preferred Stock

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our securities.

        Our common stock trades on the NASDAQ Global Select Market under the symbol "FCFC." On January 25, 2011, the closing price for our common stock, as reported on the NASDAQ Global Select Market, was $7.75 per share.

        See "Risk Factors" beginning on page 2 for a discussion of certain risks that you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2011.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Using this process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings with an aggregate offering price of up to $100,000,000.

        Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to, change or update other information contained in this prospectus.

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement we may authorize to be delivered to you. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain a copy of this information, without charge, as described in the "Where You Can Find More Information" section. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

        You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since these dates.

        We encourage you to read this entire prospectus together with the documents incorporated by reference into this prospectus before making a decision whether to invest in our securities.

ABOUT FIRSTCITY FINANCIAL CORPORATION

        FirstCity Financial Corporation is a financial services company headquartered in Waco, Texas with offices throughout the United States and Mexico and a presence in Europe and South America. When we refer to "FirstCity," "we," "our" or "us" in this prospectus, we mean FirstCity Financial Corporation and our consolidated subsidiaries. FirstCity engages in two major business segments—Portfolio Asset Acquisition and Resolution and Special Situations Platform. The Portfolio Asset Acquisition and Resolution business has been our core business segment since we commenced operations in 1986. In the Portfolio Asset Acquisition and Resolution business, we acquire portfolios of performing and non-performing loans and other assets, generally at a discount to their legal principal balances or appraised values, and service and resolve such portfolio assets in an effort to maximize the present value of the ultimate cash recoveries. We engage in our Special Situations Platform business through our majority ownership in a subsidiary that was formed in April 2007. Through our Special Situations Platform, we provide investment capital to privately-held middle-market companies through flexible capital structuring arrangements to generate an attractive risk-adjusted return. These capital investments primarily take the form of senior and junior financing arrangements, but also include direct equity investments, common equity warrants, distressed debt transactions, and leveraged buyouts.

        FirstCity Financial Corporation is a Delaware corporation. Our principal executive offices are located at 6400 Imperial Drive, Waco, Texas 76712, and our telephone number at that address is (254) 761-2800. Our website is located at www.fcfc.com. The information on our website is not part of this prospectus.

RISK FACTORS

        In evaluating an investment in our securities, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus, the specific factors set forth below for risks involved with an investment in our securities.

         General political, economic or industry conditions, either domestically or internationally, may be less favorable than expected and may affect our access to capital, our ability to fund investments, and the success of our business.

        Local, domestic, and international economic, political and industry-specific conditions affect the financial services industry, directly and indirectly. Conditions such as or related to inflation, recession, unemployment, volatile interest rates, international conflicts and other factors, such as real estate values, outside of our control may, directly and indirectly, adversely affect us. Economic downturns could result in declining values in real estate and other business assets securing our loan portfolios and loans receivable, declining cash flows and liquidity generated by our borrowers and obligors, and increasing loan delinquencies and repayment delays related to our borrowers and obligors, which could have a material adverse impact on our earnings. Financial markets in the United States and internationally have experienced extreme disruption including, among other things, volatility in security prices, strained credit markets, general decline in real estate values, rating downgrades of certain investments and declining valuations of others. These factors, combined with declining business and consumer confidence and increased unemployment, have led to an economic recession. All types of borrowers are experiencing higher delinquency rates on various loans and defaults on indebtedness of all kinds have increased. These developments, as well as further declines in real estate values in the U.S. or elsewhere and continuing credit and liquidity concerns, could further reduce our ability to collect on our loan investments and would adversely affect their value. In addition, continued or further credit market dislocations or sustained market downturns may reduce our ability to access the credit and capital markets, limiting our ability to fund new investments in the future and our current operations. Further, increased financial pressure on distressed borrowers may result in additional regulatory restrictions on our operations and increased litigation filed against us. We are unable to predict the likely duration or severity of the current disruption in financial markets and adverse economic conditions and the effects they may have on our business, financial condition and results of operations.

         Volatility and disruptions in the functioning of the financial markets and related liquidity issues could continue or worsen and, therefore, may adversely impact our business, financial condition and results of operations.

        The financial markets have been experiencing volatility and disruption in recent periods. The impact of this situation, together with concerns regarding the financial strength of financial institutions, has led to distress in financial markets and issues relating to liquidity among financial institutions. Concern about the stability of the financial markets generally, the resulting credit availability issues, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could have a material adverse effect on our ability to access capital and manage liquidity. If current levels of financial market volatility and disruption continue or worsen, there can be no assurance that our business, financial condition and results of operations will not be materially and adversely impacted.

         Changes in the performance and creditworthiness of borrowers and other counterparties may adversely impact our business, financial condition and results of operations.

        Current market developments and economic conditions have affected business and consumer confidence levels which may result in adverse changes in payment patterns of our borrowers and obligors. This market turmoil and the tightening of credit have led to an increased level of loan delinquencies, lack of business and consumer confidence, and widespread reduction of business activity generally. A worsening of these conditions would likely aggravate the adverse effects of these difficult market conditions on our business, our borrowers and others in the financial services industry. Increased delinquencies and default rates may impact our loan charge-offs and related loan loss provisions. Deterioration in the quality of our loan investments could have an adverse impact on our business, financial condition and results of operations.

         We may incur significant credit losses due to downward trends in the economy and in the real estate market.

        The repayment of our portfolio assets and loans receivable is generally dependent upon future cash flows of the borrowers and/or future cash flows of the underlying collateral. While we evaluate our portfolio assets and loans receivable for impairment on a regular basis by reviewing the collectibility of the assets in light of various factors, worsening economic conditions increase the risk that our borrowers will not be able to repay our loans, and worsening real estate market conditions increase the risk that the value of the properties securing certain of our loans will be insufficient to repay amounts owing to us in the event our borrowers default on the loans. Deterioration in the value of the underlying loan collateral could have an adverse impact on our business, financial condition and results of operations.

         We may be materially adversely affected by the decline in value of collateral securing our loans.

        The value of the underlying collateral that secures our loans, as well as real estate or other acquired distressed assets, is subject to various risks, including uninsured damage, change in location, or decline in value caused by use, age or market conditions, as discussed above. We may be materially adversely affected by any material decline in the value of such collateral.

         We may experience greater credit losses than anticipated if our loan loss allowances are not sufficient to cover actual losses.

        We are exposed to the risk that our obligors will be unable to pay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure payment. Credit losses are inherent in the business of purchasing and originating loans, and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate loan portfolio will relate principally to the creditworthiness of the obligors and the value of the real estate serving as security for the repayment of loans. Our credit risk with respect to our non-real estate commercial loans will relate principally to the general creditworthiness of businesses and individuals and the value of the business assets serving as security for the repayment of the loans.

        We make various assumptions and judgments about the collectibility of our loans and the values of the underlying loan collateral for estimated credit losses based on a number of factors. If our assumptions and judgments are wrong, our existing allowance for loan losses may not be sufficient to cover our actual credit losses. We may have to increase our allowance and record additional loss provisions to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of our loan portfolio. The actual amount of future provisions cannot be determined at this time and may vary from the amounts of past provisions.

         We may not predict the availability of portfolio assets.

        Long-term cycles in the general economy affect the business of acquiring and resolving distressed portfolio assets. We cannot predict our future annual acquisition volume of portfolio assets. Moreover, our future purchase of portfolio assets will depend on the availability of portfolios offered for sale, the availability of capital, and our ability to submit successful bids to purchase portfolio assets. Due to the highly competitive environment of the business of acquiring portfolio assets in the United States, we may be required to acquire portfolio assets at higher prices, which will lower our profit margins on the resolution of such portfolios. To off-set these changes in the domestic arena, we continue to develop our presence in other markets. Under certain circumstances, we may choose not to bid for portfolio assets that we believe cannot be acquired at attractive prices. As a result of all the above factors, we may be materially adversely affected by variations on our portfolio asset purchases, and the revenue derived from the resolution of such portfolio assets.

         We may make investments and acquisitions that prove unsuccessful or strain or divert our resources.

        From time to time, we may pursue the acquisition of portfolios consisting of assets with which we have little collection or servicing experience. We may not be successful in completing any of these acquisitions. If we do purchase such assets, our lack of experience with new types of assets may cause us to pay too much for these asset portfolios, which may substantially hinder our ability to generate profits from such portfolios. Even if we successfully acquire such new types of portfolio assets, our existing methods of collections and servicing may prove ineffective for such new assets and our inexperience may have a material and adverse affect on our results of operations.

        In addition, we may consider acquisitions of other companies that could complement our business, including the acquisition of entities in diverse geographic regions and entities offering greater access to businesses and markets that we do not currently serve. We may not be able to successfully acquire other businesses or, if we do, the acquisition may be unprofitable. In addition, we may not successfully operate the businesses acquired, or may not successfully integrate such businesses with our own, which may result in our inability to maintain our goals, objectives, standards, controls, policies or culture. In addition, through acquisitions, we may enter markets in which we have limited or no experience. The occurrence of one or more of these events may place additional constraints on our resources such as diverting the attention of our management from other business concerns, which can materially adversely affect our operations and financial condition. Moreover, any acquisition may result in a potentially dilutive issuance of equity securities, incurrence of additional debt and amortization of identifiable intangible assets, all of which could reduce our profitability.

         We may not be able to purchase portfolio assets or make investments at sufficiently favorable prices or on favorable terms, if at all.

        Our ability to continue to generate revenues depends upon the continued availability of distressed asset and middle-market capital investment opportunities that meet our purchase standards and investment criteria. There is no assurance that distressed asset portfolios will be available for purchase, or that middle-market investment opportunities will be available in the future, if at all, at favorable pricing and on terms acceptable to us. In addition, because of the highly competitive nature of these markets and the recent deterioration in general economic conditions, we may not be able to identify trends and make changes in our purchasing and investment strategies in a timely manner. In addition, the availability of distressed asset portfolios at favorable prices and on favorable terms depends on a number of factors, within and outside of our control, including: the continuation of the current growth in commercial debt; the continued sale of distressed asset portfolios by originating institutions, government agencies and/or other sellers; and the potential availability of government funding to competing purchasers for the acquisition of distressed asset portfolios under various programs intended to serve as an economic stimulus. Ultimately, if we are unable to continually purchase portfolio assets and/or invest capital in middle-market companies, our business will be materially and adversely affected.

         It is likely that our actual experience will not be consistent with the assumptions underlying our portfolio asset performance and that the differences may be material and adverse.

        We determine the purchase price and carrying value of portfolio assets that we acquire by estimating expected future cash flows from such assets. We develop and revise such estimates based on our historical experience and current market conditions, and based on the discount rates that we believe are appropriate for the assets comprising the portfolios. In addition, many obligors on portfolio assets have impaired or poor credit history, low income or other adverse credit events. We are subject to various risks associated with these borrowers, including, but not limited to, the risk that the borrowers will not satisfy their debt service obligations and that the realizable value of the assets securing their loans will not be sufficient to repay the borrowers' debt. If our portfolio asset performance differs from our assumptions and estimates, we may be materially adversely affected.

         Investments in and revenues from our foreign operations are subject to the risks associated with transactions involving foreign currencies.

        We manage and resolve portfolio assets that we purchased in Europe and Latin America. Foreign operations are subject to various special risks, including currency translation risks, currency exchange rate fluctuations, foreign currency controls, and different political, social and legal environments within such foreign markets. To the extent future financing in foreign currencies is unavailable at reasonable rates, we will be further exposed to currency translation risks, currency exchange rate fluctuations and exchange controls. In addition, earnings of foreign operations may be subject to foreign income taxes that reduce cash flow available to meet debt service requirements and our other obligations, which may be payable even if we have no earnings on a consolidated basis. Fluctuations in our reported results from operations in foreign countries could materially adversely affect us.

        For operations outside the U.S., we determined that the local currency is the functional currency for such operations. As such, we translate the results of operations for our foreign subsidiaries and affiliates from the designated functional currency to the U.S. dollar using average exchange rates during the relevant period. Since our revenues in foreign operations are denominated in non-U.S. currencies, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings and assets. In addition, changes in exchange rates associated with U.S. dollar-denominated assets and liabilities result in foreign currency transaction gains and losses.

        Since we report our results of operations in U.S. dollars, changes in relative foreign currency valuations from our foreign operations may result in reductions in our reported revenues, operating income and earnings, as well as a reduction in the carrying value of our foreign-related assets. Accordingly, if the values of local currencies in foreign countries in which certain of our subsidiaries and affiliates conduct business depreciate relative to the U.S. dollar, we would expect our operating results in future periods, and the value of our assets held in local currencies, to be adversely impacted.

         We may be materially adversely affected by fluctuation in interest rates.

        Most of our borrowings are at variable rates of interest. We may be materially impacted by fluctuations in interest rates. In addition, a substantial and sustained decline in interest rates may adversely impact the amount of distressed assets available for purchase by us. The value of our interest-earning assets and liabilities may be directly affected by the level of and fluctuations in interest rates.

         Our liquidity or ability to raise capital may be limited.

        The successful execution of our business strategies depends on our continued access to obtain financing and to fund our investments and operations. We rely upon access to the credit markets and capital markets, and cash flows generated from our operations, to provide sources of liquidity to fund asset growth and to support operations. Our ability to issue and sell common equity, including securities convertible into, or exercisable or exchangeable for, common equity, is limited as a result of federal income tax laws relating to the preservation of certain of the net operating loss carry forwards available to us. There can be no assurance that our relationships with our business partners will continue, or that our funding relationships with commercial banks, investment banks and financial services companies will continue past their respective current maturity dates. Our inability to generate sufficient cash flows from operations or to obtain financing and capital as needed, or on terms acceptable to us, would limit our ability to fund new investments and to operate our business.

         We may not be able to continue to satisfy the covenants in our debt agreements.

        A substantial portion of our business assets are pledged to secure amounts owed to our lenders. Certain of our debt agreements impose a number of covenants restricting how we operate our business. Failure to satisfy any one of these covenants could result in all or any of the following consequences, each of which could have a material adverse effect on our ability to conduct business: (1) acceleration of outstanding indebtedness; (2) our inability to continue to purchase portfolio assets and fund investments needed to operate our business; and (3) our inability to secure alternative financing on favorable terms, if at all.

         We may not be able to utilize all of our estimated net operating loss carryforwards.

        FirstCity had net operating loss carryforwards, referred to in this prospectus as NOLs, of approximately $124.3 million at December 31, 2009 to off-set future taxable income for U.S. federal income tax purposes. These NOLs expire in various years through 2027, including $68.8 million in 2010. Our ability to utilize such NOLs for income tax savings is subject to certain limitations, and there can be no assurance that we will be able to utilize such carryforwards. Our ability to utilize such NOLs will be severely limited if there is a more-than-50% ownership change at our company during a three-year testing period within the meaning of section 382 of the Internal Revenue Code of 1986, as amended. Furthermore, a portion of our NOLs resulted from our merger with First City Bancorporation of Texas, Inc. in 1995 and are based upon factual determinations and upon legal issues with respect to which there is uncertainty. Since no ruling has been obtained from the Internal Revenue Service, referred to in this prospectus as the IRS, regarding the availability of the NOLs to us, there can be no assurance that the IRS will not challenge the availability of such NOLs and, if challenged, that the IRS will not be successful in disallowing this portion of our NOLs. In a letter dated March 26, 2008, the IRS notified FirstCity of the completion of its examination of our 2004 federal income tax return. The examination results were that no changes were made to FirstCity's original tax return as filed. Tax year 1995 and subsequent years are open to federal examination. If we are unable to utilize our NOLs to off-set future taxable income, we would lose our ability to generate capital to support our expansion plans on a tax-advantaged basis, to off-set our pre-tax income and our consolidated subsidiaries' pre-tax income, and to have access to the cash flow that would otherwise be represented by payments of federal income tax liabilities.

         We may not be able to utilize all of our deferred tax asset.

        We have established a full valuation allowance for our net deferred tax asset to reduce its net carrying value to zero. Our deferred tax asset consists primarily of NOLs, discussed above, capital loss carryforwards, and differences in tax and financial reporting bases of our acquisition partnerships, off-set primarily by foreign non-repatriated earnings. Some or all of our deferred tax asset could expire unused if we are unable to generate taxable income in the future sufficient to utilize them or we enter into transactions that limit our right to use them. If a material portion of our deferred tax asset expires unused, it could have a material adverse impact on our financial position, results of operations and cash flows. Our ability to realize the deferred tax asset is periodically reviewed and the valuation allowance is adjusted accordingly.

         We are subject to examinations and challenges by tax authorities.

        We are subject to periodic examination from federal, state and international taxing authorities. In calculating any taxes due as a result of our operations, we undertake a diligent review of key information, and make decisions with respect to the appropriate application of relevant tax laws. In areas where the appropriate application of tax laws is subject to competing views or interpretation, we make determinations based on our view of the probable outcome, document the reasoning behind those determinations, and seek the concurrence of outside tax consultants. Positions we take with respect to the application of tax laws, may, from time to time, be challenged by tax authorities. If such challenges are made, and not resolved in our favor, they could have an adverse effect on our financial condition and results of operations.

         We may incur significant costs relating to removal of hazardous substances or waste from real property.

        Our subsidiaries and affiliates hold real property acquired through purchase transactions or through loan foreclosure. There is a risk that properties acquired by us could contain hazardous substances or waste, contaminants or pollutants. We may be required to remove such substances from the affected properties at our expense, and the cost of such removal may substantially exceed the value of the affected properties or the loans secured by such properties. Furthermore, we may not have adequate remedies against the prior owners or other responsible parties to recover our costs, either as a matter of law or regulation, or as a result of such prior owners' financial inability to pay such costs. We may find it difficult or impossible to sell the affected properties either prior to or following any such removal.

         The major business segments in which we operate are highly competitive, and we may be unable to continue to compete successfully with businesses that may have greater resources than we have.

        Our Portfolio Asset Acquisition and Resolution business segment faces competition from a wide range of financial services companies and other competitors that may have substantially greater financial, personnel and other resources, greater adaptability to changing market needs and more established relationships in our industry than we currently have. Competitive pressures adversely affect the availability and pricing of loan portfolios, as well as the availability and cost of qualified recovery personnel. Because there are few significant barriers to entry for new purchasers of portfolios, there is a risk that additional competitors with greater resources than ours, including competitors that have historically focused on the acquisition of different asset types, will enter our market. If we are unable to develop and expand our business or adapt to changing market needs as well as our current or future competitors, we may experience reduced access to charged-off receivable portfolios at acceptable prices, which could reduce our profitability. Moreover, we may not be able to offer competitive bids for loan portfolios. We face bidding competition in our acquisition of loan portfolios. In our industry, successful bids generally are awarded on a combination of price, service and relationships with the debt sellers. Some of our current and future competitors may have more effective pricing and collection models, greater adaptability to changing market needs and more established relationships in our industry. They also may pay prices for portfolios that we determine are not reasonable. We may not be able to offer competitive bids for loan portfolios.

        In our Special Situations Platform business segment, our primary competition to provide investment capital to middle-market companies includes public and private funds, commercial and investment banks, commercial financing companies, insurance companies and, to the extent they provide an alternative form of financing, private equity funds. Many of our existing and potential competitors are substantially larger and have considerably greater financial and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us.

        If we are unable to purchase distressed asset portfolios at favorable prices or at all, or if we are unable to provide investment capital to middle-market companies on acceptable terms or at all, our results of operations could be adversely impacted.

         We may be adversely affected by the regulated environment in which we operate.

        Some aspects of our business are subject to regulation, examination and licensing under various federal, state and local statutes and regulations in U.S. and foreign jurisdictions that impose requirements and restrictions affecting, among other things, credit activities, maximum interest rates, finance and other charges, disclosures to obligors, the terms of secured transactions, collection, repossession and claims handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. We believe that we are currently in compliance in all material respects with applicable regulations, but there can be no assurance that we will be able to maintain such compliance. Failure to comply with, or changes in, these laws or regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business, could have an adverse effect on our company by, among other things, limiting the income we may generate on existing and additional loans, limiting the states in which we may operate or restricting our ability to realize on the collateral securing its loans.

         Our special situations investments in middle-market companies may be risky, and we could lose all or part of our investment.

        Investing in middle-market companies under our Special Situation Platform business involves a number of significant risks. Among other things, these companies:

  •
  may have limited financial resources to meet future capital needs and thus may be unable to grow or meet their obligations under their debt instruments that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees from subsidiaries or affiliates of our investees that we may have obtained in connection with our investment, as well as a corresponding decrease in the value of the equity components of our investments;

  •
  may have shorter operating histories, narrower product lines, smaller market shares and/or more significant customer concentration than larger businesses, which tend to render them more vulnerable to competitors' actions and market conditions, as well as general economic downturns;

  •
  are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our investee and, in turn, on us; and

  •
  generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

        In addition, these companies generally have less publicly available information about their businesses, operations and financial condition. We rely on the ability of our management team and investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and may lose all or part of our investment.

         The lack of liquidity in our special situations investments may adversely affect our business.

        Under our Special Situations Platform business, we invest in companies whose securities are not publicly traded, and whose securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of these investments may make it difficult for us to sell these investments when desired. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded these investments. Our equity investments in these companies may be subject to contractual or legal restrictions on resale or are otherwise illiquid because there is usually no established trading market for such investments. The illiquidity of most of our equity investments in these companies may make it difficult for us to dispose of them at a favorable price, and, as a result, we may suffer losses.

         We may not have the funds or ability to make additional investments in our special situations investments.

        We may not have the funds to make additional equity investments in companies under our Special Situations Platform business. After our initial equity investment in a company, we may be called upon from time to time to provide additional funds to such company or have the opportunity to increase our investment through the exercise of a warrant to purchase common stock. There is no assurance that we will make, or will have sufficient funds to make, follow-on investments. Any decisions not to make a follow-on investment or any inability on our part to make such an investment may have a negative impact on a portfolio company in need of such an investment, may result in a missed opportunity for us to increase our participation in a successful operation or may reduce the expected yield on the investment.

         We generally will not have a controlling interest in our special situations equity investments.

        We do not have a controlling equity interest in most of the equity investments in companies under our Special Situations Platform business, even though our corporate and debt agreements may contain certain protective and restrictive covenants. As a result, we are subject to the risk that a company in which we invest may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors and/or minority equity owners. Due to the lack of liquidity for our investments in these non-traded companies, we may not be able to dispose of our interests in these companies as readily as we would like or at an appropriate valuation. As a result, an investee company may make decisions that could decrease the value of our investment.

         We may be adversely affected by the result of certain legal proceedings.

        We have been, and may in the future be, subject to various legal proceedings. It is inherently difficult to assess the outcome of these matters, and there can be no assurance that we will prevail in any proceeding or litigation. Any such matter could result in substantial cost and diversion of our efforts, which by itself could have a material adverse effect on our financial condition and operating results. Further, adverse determinations in such matters could materially adversely affect our business, financial condition and results of operations.

         We may be adversely affected by a disruption or termination of our relationships with our acquisition partnership investors.

        Värde Investment Partners, a private investor in distressed securities and assets, and certain of its affiliates, are investors in a substantial majority of our domestic acquisition partnerships. In addition, American International Group, Inc., a publicly-held international insurance organization, and certain of its affiliates, are investors in a substantial majority of our Latin American acquisition partnerships. Although management believes that our relationship with each of these investors is excellent, there can be no assurance that such relationships will continue in the future. The termination or disruption of our investing relationship with either of these investors could adversely impact the results of our acquisition partnerships. The consequences of a disturbance in our relationships with these investors could be exacerbated due to the significant influence that they respectively exert as a majority-owner in a substantial majority of our domestic and Latin American acquisition partnerships. If our current relationship with either investor deteriorates, or if we are unable to find another suitable investor for our domestic or Latin American acquisition partnerships in the event an investing relationship is terminated, our results of operations and financial condition could be materially adversely affected.

         We may be adversely affected by a termination of employment of certain key personnel.

        We are dependent on the efforts of our senior executive officers. We are also dependent on several key members of our management who are instrumental in developing and implementing our business strategy. In addition, our borrowing facilities include key personnel provisions. These provisions generally provide that if certain key personnel are no longer employed and suitable replacements are not found within a defined time limit, certain facilities become due and payable. We may be adversely affected by the inability or unwillingness of one or more of these individuals to continue in his present role. There can be no assurance that any of the foregoing individuals will continue to serve in his current capacity or for what time period such service might continue. We do not maintain key person life insurance for any of our senior executive officers.

         Our directors and executive officers may effectively control any vote of stockholders of our company.

        Our directors and executive officers collectively beneficially owned 18.4% of our common stock at July 8, 2010, including 6.6% of our common stock that was beneficially owned by James T. Sartain, President and Chief Executive Officer of FirstCity. Although there are no agreements or arrangements with respect to voting such common stock among such persons, they, if acting together, may effectively be able to control any vote of our stockholders and thereby exert considerable influence over the affairs of our company. There can be no assurance that the interests of management or the other entities and individuals will be aligned with our other common stockholders.

         We may be adversely affected by period-to-period variances.

        A substantial portion of our revenue is based on proceeds realized from the resolution of our portfolio assets and income generated by our loan and equity investments related Portfolio Asset Acquisition and Resolution and Special Situations Platform business segments, both of which have historically varied significantly and likely will continue to vary significantly from period to period. Consequently, our period-to-period revenue and results of operations have historically varied, and are likely to continue to vary, correspondingly. Such variances, alone or with other factors, such as conditions in the economy or the financial services industries or other developments affecting us, may result in significant fluctuations in our reported operations and in the trading price of our common stock.

         We may be adversely affected by tax, monetary and fiscal policy changes.

        We originate and acquire financial assets, the value and income potential of which are subject to influence by foreign regulations, various state and federal tax, monetary and fiscal policies in effect from time to time. The nature and direction of such policies are entirely outside our control, and we cannot predict the timing or effect of changes in such policies. Changes in such policies could have a material adverse effect on our consolidated financial position, results of operations and business prospects.

         We use estimates in our revenue recognition for our distressed asset portfolios and our earnings will be reduced if actual results are less than estimated.

        We utilize one of three accounting methods (interest, cost-recovery or cash basis), as appropriate, to determine revenue recognized on substantially all of our distressed asset portfolios. Under the interest and cash basis methods, a yield is established for each loan or loan pool based upon its projected cash flows. Under the interest method, the yield is applied to the outstanding balance of the loan or loan pool, resulting in the recognition of revenue at a constant yield relative to the remaining balance of the loan or pool. Under the cash basis method, the yield is used to determine the amount of income to recognize when collections are received on the loan or loan during a period, resulting in the recognition of income for the difference between the collections and a pro-rata portion of cost on the loan or pool. The actual amount of collections that we receive may substantially differ from our projections and may be lower than initially projected. If the differences are material, we may be required to record an impairment charge on a portion of our investment, which would negatively affect our earnings.

         We may incur impairment charges based on the provisions of Financial Accounting Standards Board Accounting Standards Codification Subtopic 310-30.

        We account for a significant majority of our distressed asset loan portfolios in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Subtopic 310-30 "Loans and Debt Securities Acquired with Deteriorated Credit Quality," or ASC 310-30. Generally speaking, ASC 310-30 limits the revenue that may be recognized to the excess of the estimate of expected future cash flows over the initial cost of the acquired loan or loan pool; requires that the excess of the contractual cash flows over expected cash flows not be recognized as an adjustment of revenue, expense, or on the balance sheet; and freezes the calculated yield as originally estimated when the loan or loan pool was acquired for subsequent impairment testing. Rather than lower the estimated yield if the expected future cash flow estimates are decreased, the carrying value of our loan or pool would be written down to maintain the then-current yield. Increases in expected future cash flows would be recognized prospectively through an upward adjustment of the yield over the remaining life of the loan or pool. Any increased yield then becomes the new benchmark for impairment testing. Since ASC 310-30 does not permit yields to be lowered, there is an increased probability of our having to incur impairment charges in the future, which would negatively impact our profitability.

         Changes in accounting policies or accounting standards, and changes in how accounting standards are interpreted or applied, could materially affect how we report our financial results and condition.

        Our accounting policies are fundamental to determining and understanding our financial results and condition. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Several of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. For a description of these policies, refer to the "Discussion of Critical Accounting Policies" section in our Form 10-K for the year ended

December 31, 2009. From time to time the Financial Accounting Standards Board and the Securities and Exchange Commission, referred to in this prospectus as the SEC, change the financial accounting and reporting standards that govern the preparation of our external financial statements. In addition, accounting standard setters and those who interpret the accounting standards (such as the Financial Accounting Standards Board, SEC and our external auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied. Changes in financial accounting and reporting standards and changes in current interpretations may be beyond our control, can be hard to predict and could materially affect how we report our financial results and condition. We may be required to apply a new or revised standard retroactively or apply an existing standard differently, also retroactively, in each case resulting in our potentially restating prior period financial statements in material amounts.

         Our financial statements are based in part on assumptions and estimates which, if wrong, could cause unexpected losses in the future.

        Pursuant to U.S. GAAP, we are required to use certain assumptions and estimates in preparing our financial statements, including: the estimation of future collections on our portfolio assets used in the calculation of income; valuation of deferred tax assets and assumptions used in the calculation of income taxes; valuation of servicing assets, investment securities, loans receivable, and real estate; valuation of assets, liabilities, non-controlling interests and contingencies attributable to business combinations; guarantee obligations and indemnifications; and legal contingencies. If assumptions or estimates underlying our financial statements are incorrect, we may experience material losses. The continuance of challenging economic conditions and disruptions in the financial, capital, real estate and foreign currency markets have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

         Natural disasters, including, but not limited to, hurricanes, tornadoes, earthquakes, fires and floods, may adversely affect the general economy, financial and capital markets, specific industries, and our results of operations.

        We have a number of borrowers, financed properties, and equity interests in investees with operations located along the Gulf of Mexico, in California and other regions where natural disasters may occur. These regions are known for being vulnerable to natural disasters and other risks, such as tornadoes, hurricanes, earthquakes, fires and floods. These types of natural disasters at times have disrupted the local economy, our borrowers and the operations of our investees, and have posed physical risks to our borrowers' properties that serve as loan collateral to our investees' production facilities. A significant natural disaster could materially adversely affect our operating results.

         The market price of our common stock could fluctuate significantly

        Our stock price can fluctuate widely in response to a variety of factors, in addition to those described above, including: general business and economic conditions; recommendations by securities analysts; operating and stock price performance of other companies that investors deem comparable to us; news reports relating to trends, concerns and other issues in the financial services sector; changes in government regulations; natural disasters; and geopolitical conditions such as acts or threats of terrorism or military conflicts.

FORWARD-LOOKING STATEMENTS

        Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," "intends," or "should" or other similar expressions and variations of similar words.

        The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions that the forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. Many of these risks, contingencies and uncertainties are discussed in greater detail under the "Risk Factors" section above. We are also subject to other risks detailed elsewhere herein or detailed from time-to-time in our filings with the SEC. These listed risks are not intended to be exhaustive and the order in which the risks appear is not intended as an indication of their relative weight or importance. We operate in continually changing business environments, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.

        You are cautioned that our forward-looking statements could be wrong in light of these and other risks, uncertainties and assumptions, which change over time. Actual results, developments and outcomes may differ materially from those expressed in, or implied by, our forward-looking statements. The forward-looking statements speak only as of the date the statement is made, and we have no obligation to publicly update or revise our forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of our securities for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, making acquisitions of assets, businesses or securities, capital expenditures and for working capital.

PLAN OF DISTRIBUTION

        We may sell our securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the purchase price of our securities and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

  •
  the net proceeds to us from the sale of our securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  the initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale of our securities, the underwriters will acquire our securities for their own account. The underwriters may resell our securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer our securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase our securities will be subject to conditions, and the underwriters will be obligated to purchase all of our securities if they purchase any of our securities. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell our securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher then the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of our securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in any prospectus supplement the names of the dealers and the terms of the transactions.

        Financial Industry Regulatory Authority Rule 5110 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the sale of the securities included in this Registration Statement on a principal or agency basis. FINRA Notice to Members 88-101 states that in the event any securities are to be sold under this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

  •
  it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

  •
  the complete details of how the securities are and will be held, including location of the particular accounts;

  •
  whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with us, including details regarding any such transactions; and

  •
  in the event any of the securities offered by us under this prospectus are sold, transferred, assigned or hypothecated by us in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

        Further, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the sale of the securities by us under this prospectus, which total compensation may not exceed 8%.

Direct Sales and Sales Through Agents

        We may sell our securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of our securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell our securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of our securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

        The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

 DESCRIPTION OF CAPITAL STOCK

        The following summary of our capital stock is subject to, and is qualified in its entirety by reference to, applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation, referred to in this prospectus as the certificate of incorporation, and our Amended and Restated Bylaws, referred to in this prospectus as the bylaws. The certificate of incorporation was filed in our Current Report on Form 8-K filed on July 3, 1995 and is incorporated herein by reference for all purposes. The bylaws were filed in our Current Report on Form 8-K filed on December 30, 2005 and are incorporated herein by reference for all purposes.

Authorized and Outstanding Capital Stock

        The authorized capital stock of FirstCity consists of (i) 100,000,000 shares of common stock, par value $.01 per share, (ii) 100,000,000 shares of optional preferred stock, par value $.01 per share, referred to in this prospectus as preferred stock, and (iii) 2,500,000 shares of special preferred stock, par value $.01 per share, which are no longer available for issuance. As of January 25, 2011, there were 11,779,464 shares of our common stock issued, of which 10,279,464 shares were outstanding, and 2,000,000 shares of our preferred stock were issued but no longer outstanding.

Common Stock

        The holders of shares of our common stock are entitled to one vote for each share on all matters submitted to a vote of common stockholders. Except as otherwise provided by law or by the certificate of incorporation or by the bylaws, the holders of shares of common stock exclusively possess the voting power for the election of directors of FirstCity and for all other purposes. Except as otherwise provided by law, the certificate of incorporation or the bylaws, the vote of the holders of at least a majority of the outstanding shares of common stock who are present, in person or by proxy, at a meeting at which a quorum is present is required to take action. There is no provision in the certificate of incorporation for cumulative voting with respect to the election of directors of FirstCity. Our directors are elected by a plurality of the votes of the shares entitled to vote in the election of directors. Each share of our common stock is entitled to participate equally in dividends, when, as and if declared by the board of directors, and in the distribution of net assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of FirstCity, subject in all cases to any prior rights of our outstanding shares of preferred stock. The shares of our common stock have no preemptive or conversion rights, redemption rights or sinking fund provisions and are not subject to calls, assessments or rights of redemption by FirstCity.

Preferred Stock

        Our board of directors may establish, without stockholder approval, one or more series of our preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our board of directors may designate. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances.

        The prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock designation with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

  •
  the title of the preferred stock;

  •
  the maximum number of shares of the series;

  •
  the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

  •
  any liquidation preference;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

  •
  any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

  •
  any voting rights; and

  •
  any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

        The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used by an incumbent board of directors to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. Alternatively, such an issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. The issuance of preferred stock could adversely affect the voting power of the common stockholders. It could also affect the likelihood that holders of the common stock will receive dividend payments and payments upon liquidation. Although the board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of the stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

  Replacement of Directors

        Except as otherwise specified in the certificate of incorporation, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the board of directors then in office, though less than a quorum, or by the sole remaining director. If, at the time of filling any vacancy or any newly-created directorship, the directors then in office shall constitute less than a majority of the whole board of directors, a court may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares outstanding and entitled to vote, order an election to be held to fill any such vacancies or newly-created directorships or to replace the directors chosen by the directors then in office.

  Meetings of Stockholders

        Our bylaws provide that at any meeting of stockholders, the only business to be conducted and the only proposals to be acted upon shall have been properly brought before the meeting. In the case of an annual meeting, the bylaws require that a stockholder give us notice of proposed business no later than 120 days prior to the date FirstCity's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. In the case of a special meeting, the bylaws require that a stockholder give us notice of proposed business no earlier than 90 days prior to the date of the special meeting and no later than the close of business on the later of (i) 60 days prior to the date of the special meeting or (ii) 10 days following the day on which public announcement is first made of the date of the special meeting.

        Regarding stockholder nominations for director, the bylaws require that the stockholder give us notice of such nominations (i) in the case of an annual meeting, not less than 30 days nor more than 60 days prior to the meeting, or (ii) in the case of a special meeting, no earlier than 90 days prior to such special meeting and not later than the close of business on the later of (1) 60 days prior to such special meeting, or (2) 10 days following the day on which public announcement is first made of the date of the special meeting; provided, however, that in the event that less than 40 days' notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by us not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public announcement was made.

        In general, in addition to a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, the notice must also contain information about the stockholder proposing the business or nomination, his or her interest in the business, the number of shares of stock of FirstCity owned by the stockholder, and, with respect to nominations for director, information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitations.

        In addition, our certificate of incorporation provides that a special meeting of stockholders may be called only by our chairman of the board, our president, our board of directors or upon the written request of at least 10% of the voting power of all shares entitled to vote at such meeting.

  Amendment of Bylaws

        Our certificate of incorporation and our bylaws provide that our bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular or special meetings of stockholders or the board of directors, respectively.

Liability of Directors; Indemnification

        Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the General Corporation Law of Delaware, referred to in this prospectus as the DGCL, that a director will not be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions do not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as it now exists or hereafter may be amended, or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that if the DGCL is amended after the date of filing of the certificate of incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director, in addition to the limitation on personal liability provided for already, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this provision in our certificate of incorporation will be effective prospectively only, and will not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

        Our certificate of incorporation also provides for indemnification of directors and officers to the fullest extent permitted by the DGCL. Such right includes the right to be paid expenses, including attorneys' fees, incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under Delaware law. Any repeal or modification of this provision in our certificate of incorporation will be effective prospectively only, and will not limit the rights of any such director or officer or the obligations of FirstCity with respect to any claim arising from or related to the services of such director or officer. In addition, we may indemnify, to the fullest extent permitted by law, any employee or agent who is not a director or officer.

        Our certificate of incorporation and bylaws also provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of FirstCity, or who is or was serving at our request as a director, officer, trustee, partner, employee or agent of one of our subsidiaries or of any other organization, against any liability asserted against that person or incurred by that person in any such capacity, whether or not we would have the power to indemnify such person against such liability under the DGCL.

Delaware Takeover Statute

        FirstCity is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 will prevent an "interested stockholder," defined generally as a person owning 15% or more of a corporation's outstanding voting stock, of FirstCity from engaging in a "business combination," as defined in Section 203, with FirstCity for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors approved the business combination in question, or the transaction which resulted in such person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owns at least 85% of the voting stock of FirstCity outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of FirstCity and by employee stock plans that do not provide employees with rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of not less than 66 2/3% of the outstanding voting stock of FirstCity not owned by the interested stockholder. Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement, or notification, of one of certain extraordinary transactions involving FirstCity and a person who had not been an interested stockholder during the preceding three years or who became an interested stockholder with the approval of the board of directors, and which transactions are approved or not opposed by a majority of the members of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company is the transfer agent and registrar for our securities.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Haynes and Boone, LLP, Fort Worth, Texas.

EXPERTS

        The consolidated financial statements of FirstCity Financial Corporation as of December 31, 2009 and 2008, and for each of the years in the two-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, a registration statement on Form S-3 (No. 333-                  ) under the Securities Act relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.fcfc.com. Our website is not a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference room, at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Because our common stock is listed on the NASDAQ Global Select Market, you may also inspect reports, proxy statements and other information about us at the offices of the NASDAQ Global Select Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

INFORMATION INCORPORATED BY REFERENCE

        We are incorporating by reference in this prospectus the documents that we file with the SEC. This means that we are disclosing important information to you by referring to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

        We incorporate by reference the following documents that we have filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010;

  •
  Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed on April 30, 2010;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 17, 2010;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 16, 2010;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 15, 2010;

  •
  Definitive Proxy Statement on Schedule 14A filed on July 12, 2010;

  •
  The following Current Reports on Form 8-K filed by us with the SEC since December 31, 2009:

  (1)
  Current Report on Form 8-K filed on February 16, 2010;

  (2)
  Current Report on Form 8-K filed on March 29, 2010;

  (3)
  Current Report on Form 8-K filed on March 30, 2010;

  (4)
  Current Report on Form 8-K filed on March 31, 2010;

  (5)
  Current Report on Form 8-K filed on April 7, 2010;

  (6)
  Current Report on Form 8-K filed on May 17, 2010;

    (7)
    Current Report on Form 8-K filed on May 25, 2010;

    (8)
    Current Report on Form 8-K filed on June 30, 2010;

    (9)
    Current Report on Form 8-K filed on July 1, 2010;

    (10)
    Current Report on Form 8-K filed on August 10, 2010;

    (11)
    Current Report on Form 8-K filed on August 23, 2010;

    (12)
    Current Report on Form 8-K filed on November 9, 2010; and

    (13)
    The description of our common stock contained in our Form 8-A registration statement filed on July 25, 1995 (file No. 0-26500), as amended by our Form 8-A/A filed on August 25, 1995 and our Form 8-A/A No. 2 filed on September 6, 1995, including any amendment or report filed for the purpose of updating such description.

        In addition, we incorporate by reference into this prospectus all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before we have sold all of the securities to which the prospectus relates or the offering is otherwise terminated.

        We will provide, upon written or oral request, to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost by writing to FirstCity Financial Corporation, Attn: Investor Relations, 6400 Imperial Drive, Waco, Texas 76712, or calling (254) 761-2800.

$100,000,000

Common Stock
Preferred Stock

Prospectus

The date of this prospectus is                    , 2011.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses payable by FirstCity Financial Corporation in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC and Financial Industry Regulatory Authority fees.

SEC registration fee		$11,610
Financial Industry Regulatory Authority (FINRA) fee		10,500
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Printing expenses		*
Miscellaneous expenses		*

Total	$	*

*
The amount of these fees and expenses is not currently determinable.

Item 15.    Indemnification of Directors and Officers.

Delaware General Corporation Law

        Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Amended and Restated Certificate of Incorporation

        Article EIGHTH of our Amended and Restated Certificate of Incorporation, referred to herein as the certificate, a copy of which is filed as Exhibit 3.1 to this registration statement, provides as follows:

          "(a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent wit this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this

  Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

          (b)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

          (c)   To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith.

          (d)   Expenses incurred by an officer, director, employee, or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee, or agent to repay such amount if it shall ultimately be determined that such director, officer, employee, or agent is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article, and the Corporation may adopt by-laws or enter into agreements with such persons for the purpose of providing for such advances.

          (e)   The indemnification permitted by this Article shall not be deemed exclusive of any other rights to which any person may be entitled under Section 8.5 of the Plan, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

          (f)    Notwithstanding any provision in this Article to the contrary, the Corporation shall not indemnify or advance expenses to any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding if such action, suit or proceeding is based upon or arises out of or is in connection with an event, act or omission occurring prior to October 31, 1992.

          (g)   The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or otherwise."

ITEM 16.    Exhibits and Financial Statement Schedules.

        (a)   A list of the exhibits required by Item 601 of Regulation S-K to be filed as a part of this registration statement is set forth in the Index to Exhibits on page II-8, which immediately precedes such exhibits.

ITEM 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that:

  Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

            The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

              (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

              (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waco, Texas, on the 28th day of January, 2011.

FIRSTCITY FINANCIAL CORPORATION
By:	/s/ JAMES T. SARTAIN James T. Sartain President and Chief Executive Officer

 Power of Attorney

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James T. Sartain and J. Bryan Baker his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement on Form S-3 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 28th day of January, 2011.

Signature	Title

/s/ RICHARD E. BEAN Richard E. Bean	Chairman of the Board and Director
/s/ JAMES T. SARTAIN James T. Sartain	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. BRYAN BAKER J. Bryan Baker	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ C. IVAN WILSON C. Ivan Wilson	Vice Chairman of the Board and Director
/s/ DANE FULMER Dane Fulmer	Director
/s/ ROBERT E. GARRISON, II Robert E. Garrison, II	Director
/s/ D. MICHAEL HUNTER D. Michael Hunter	Director
/s/ F. CLAYTON MILLER F. Clayton Miller	Director
/s/ WILLIAM P. HENDRY William P. Hendry	Director

INDEX TO EXHIBITS

Exhibit Number			Description
3.1		—	Amended and Restated Certificate of Incorporation of FirstCity Financial Corporation (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K dated July 3, 1995 filed with the Securities and Exchange Commission on July 18, 1995).
3.2		—
Amended and Restated Bylaws of FirstCity Financial Corporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated December 30, 2005 filed with the Securities and Exchange Commission on December 30, 2005).
5.1	*	—	Opinion of Haynes and Boone, LLP.
23.1	*	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	*	—	Consent of Haynes and Boone, LLP (included in its legal opinion filed as Exhibit 5.1).
24.1	*	—	Power of Attorney of the Officers and Directors of FirstCity Financial Corporation (included on the signature page).

*
Filed with this Registration Statement.